Exhibit j

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of Hartford Disciplined Equity HLS Fund (a series of Hartford Series Fund, Inc.), and to the incorporation by reference of our report dated February 25, 2020 in the Registration Statement of Hartford Series Fund, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 131 under the Securities Act of 1933 (Form N-1A No. 333-45431).

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 23, 2020